================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            TCBY Enterprises, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                            TCBY Enterprises, Inc.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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Notes:

                            TCBY ENTERPRISES, INC.
                            425 WEST CAPITOL AVENUE
                          LITTLE ROCK, ARKANSAS 72201

                                                              February 24, 1997

                   Notice of Annual Meeting of Stockholders

  NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of TCBY Enterprises, Inc. will be held at the State House Convention Center, 1 Statehouse Plaza, Little Rock, Arkansas, on Thursday, April 17, 1997, at 10:00 a.m., Little Rock time, to consider the following proposals:

  1.the election of eight directors;

  2.the amendment of the 1992 Employee Stock Option Plan;

  3.a stockholder's proposal to engage an investment banker; and

  4.the transaction of such other business as may properly come before the meeting.

                                                    By order of the Board of
                                                           Directors,
                                                       WILLIAM P. CREASMAN
                                                            Secretary

                               ----------------

                                Proxy Statement

  Only stockholders of record at the close of business on February 24, 1997, will be entitled to notice of and to vote at the meeting. The Company had outstanding 27,063,345 shares of common stock (inclusive of treasury stock) as of the close of business on January 31, 1997. There are no other outstanding voting securities. Each stockholder is entitled to one vote per share for the election of directors, as well as on other matters. The accompanying proxy form is solicited on behalf of the Board of Directors. If the proxy form is signed and returned, the shares represented thereby will be voted, and it is intended that they will be voted for the nominees named herein, except to the extent authority to vote is withheld. The stockholder may revoke the proxy at any time prior to the voting thereof by giving written notice of such revocation to the Company, by executing and duly delivering a subsequent proxy, or by attending the meeting and voting in person. In addition to the use of the mails, proxies may be solicited by directors, officers, or regular employees of the Company and its subsidiaries in person, by telegraph, or by telephone. Broker non-votes are not relevant to the proposal to elect directors but will be counted for quorum purposes. Abstentions and broker non-votes will be counted as votes against the proposal to approve the Amendment to the 1992 Employee Stock Option Plan and the stockholder proposal.

  Under Delaware law and the Company's By-laws, if a quorum is present at the meeting (a) the nominees for election of directors at the meeting who receive the greatest number of votes cast for the election of directors at the meeting by the shares present in person or by proxy and entitled to vote shall be elected directors and (b) the proposal to amend the 1992 Employee Stock Option Plan and the stockholder proposal must each be approved by the affirmative vote of the majority of shares present in person or by proxy and entitled to vote on each such matter if such matter is to be approved.

  The Company knows of no matter to be brought before the meeting other than that referred to in the accompanying notice of annual meeting. If, however, any other matters properly come before the meeting, the proxy solicited hereby confers discretionary authority to the proxies to vote in their sole discretion with respect to such matters, as well as other matters incident to the conduct of the meeting.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth as of January 31, 1997, with respect to each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock of the Company, the name and address of such owner, the number of shares of common stock beneficially owned, the nature of such ownership, and the percentage such shares comprised of the outstanding shares of common stock of the Company:

                  NAME AND ADDRESS                 AMOUNT AND NATURE    PERCENT*
               OF BENEFICIAL OWNER(A)           OF BENEFICIAL OWNERSHIP OF CLASS
               ----------------------           ----------------------- --------
      Frank D. Hickingbotham(b) ...............        9,836,374          40.2%
       c/o TCBY Enterprises, Inc.
       425 West Capitol Avenue
       Little Rock, Arklansas 72201

--------
 * Percentages are based upon 24,450,876 shares outstanding and entitled to vote (excluding 2,612,469 shares the Company holds as treasury stock which is not entitled to vote) on January 31, 1997.

(a) The Company is relying on reports filed under Section 13 of the Securities Exchange Act of 1934, as amended, for purposes of determining ownership of more than 5% of its common stock by any person or group.

(b) See the table and footnote (a) under "Nominees for Election as Directors."


                     [THIS SPACE LEFT BLANK INTENTIONALLY]

                      NOMINEES FOR ELECTION AS DIRECTORS;
                       SECURITY OWNERSHIP OF MANAGEMENT

  Eight persons are nominated for election as directors to hold office until the annual meeting of stockholders in 1998 and until their respective successors are elected and qualified. The following table sets forth certain information as of January 31, 1997 with respect to the positions held and beneficial ownership of the Company's Common Stock by its directors, nominees for election as directors and certain named executive officers:

                              PRINCIPAL OCCUPATION,
                                     NAME OF
                              ORGANIZATION IN WHICH
                                  OCCUPATION IS                        OUTSTANDING COMMON
                             CARRIED ON, OFFICES AND   FIRST BECAME A   STOCK OF COMPANY
                                   POSITIONS,          DIRECTOR OF THE    BENEFICIALLY
                              IF ANY, HELD WITH THE    COMPANY OR OF A      OWNED AT
            NAME                COMPANY, AND AGE         PREDECESSOR   JANUARY 31, 1997(A)
            ----             -----------------------   --------------- -------------------
 Frank D. Hickingbotham.... Chairman of the Board           1970            9,917,360
                            and Chief Executive
                            Officer of the Company;
                            Age 60(b)
 Herren C. Hickingbotham... President and Chief             1982              600,510
                            Operating Officer of the
                            Company; Age 38(b)
 William H. Bowen.......... Dean, School of Law,            1993                    *
                            University of Arkansas
                            at Little Rock; Age
                            73(b)
 Daniel R. Grant........... President Emeritus,             1989                    *
                            Ouachita Baptist
                            University; Age 73
 F. Todd Hickingbotham..... President of Riverport          1990              549,278
                            Equipment and
                            Distribution Company, a
                            subsidiary of the
                            Company; Age 33
 Don O. Kirkpatrick........ President and Chief             1993                    *
                            Executive Officer,
                            Quality Foods, Inc.
                            (foodservice
                            distribution); Age 59
 Marvin D. Loyd............ Dentist; Age 64                 1984                    *
 Hugh H. Pollard........... Chief Executive Officer         1984              338,000
                            of Brooks-Pollard Co.,
                            Inc. (a marketing
                            consulting firm);
                            Age 56(b)
 NAMED EXECUTIVES
 ----------------
 James M. Sahene........... President and Chief              N/A                    *
                            Operating Officer, TCBY
                            Systems, Inc., a
                            subsidiary of the
                            Company; Age 36
 William P. Creasman....... Senior Vice President,           N/A                    *
                            General Counsel and
                            Secretary of the
                            Company; Age 44
 Jim H. Fink............... Executive Vice President         N/A                    *
                            of the Company; Age 39

--------
 * Denotes ownership of less than 1% of the outstanding common stock of the Company.
(a) Includes shares, if any, held by spouse; held in joint tenancy with spouse; held by or for the benefit of nominee or one or more members of nominee's immediate family; held by a charitable foundation of which the nominee is the trustee; credited to nominee's account in the Company's employee or non-employee director stock option plans; with respect to which the nominee has or shares voting or investment powers; subject to employee stock options which were exercisable on January 31, 1997 (592,868 shares) or which have or will become exercisable within 60 days thereafter; or in which the nominee otherwise has a beneficial interest. All directors and officers as a group beneficially own an aggregate of 11,815,500 shares (48.3% of all outstanding shares, excluding shares the Company holds as treasury stock).
(b) Also a member of the Executive Committee of the Board of Directors of the Company.

  Frank D. Hickingbotham is the father of Herren C. Hickingbotham and F. Todd Hickingbotham. No other family relationships exist among any of the above named individuals. Frank D. Hickingbotham is also a director of First Commercial Corporation, a bank holding company.

  Mr. Bowen served as Chairman and Chief Executive Officer of First Commercial Corporation, a bank holding company, from 1984 to 1991, and currently remains a director of that company. From September 1991 to December 1992, Mr. Bowen served as Chief of Staff to former Arkansas Governor Bill Clinton. Mr. Bowen served as President and Chief Executive Officer of Healthsource Arkansas Ventures, Inc., from September, 1993 to July, 1995, and is currently a member of its board of directors. Mr. Bowen began his current service as Dean of the School of Law for the University of Arkansas at Little Rock in July, 1995.

  Except as set forth above each of the foregoing nominees has served the nominee's respective company in the capacity set forth or in various administrative or executive positions with such company, its parents or subsidiaries for at least five years.

                              BOARD OF DIRECTORS

  The Board of Directors of the Company held meetings or acted by written consent five (5) times during the fiscal year ended November 30, 1996. All of the Company's incumbent director nominees attended each of these meetings except for Dr. Daniel Grant who missed one meeting. The Board of Directors has standing compensation and audit committees; it does not have a standing nominating committee. Directors who are not officers of the Company or any subsidiary of the Company are paid $1,000 for each day of attendance at Board meetings, are reimbursed for expenses of attending Board meetings, and were paid additional fees of $10,000 for fiscal 1996. In 1992, the Company's stockholders approved the adoption of the 1992 Nonemployee Director Stock Option Plan ("Director Plan") pursuant to which each director of the Company who was not otherwise an employee of the Company or any subsidiary on April 1, 1992 ("Effective Date") automatically was granted options to purchase shares of the Company's common stock on such date; the number of options for shares granted was determined by multiplying one plus the number of whole years of continuous service on the Board during the period commencing on March 31, 1985 through March 30, 1991 times 4,000. Each director elected to the Board after the Effective Date shall upon such election automatically be granted an option to purchase 4,000 shares. Additionally, on each succeeding April 1 following the Effective Date, each director shall automatically be granted an option to purchase 4,000 shares of common stock; provided however, that such option grants shall only be made to those directors who (i) are not otherwise employees of the Company or any subsidiary on the date of grant; (ii) were not employees of the Company or any subsidiary at any time during the period commencing on the date of the last annual meeting through the date of grant (the "Eligibility Period"); (iii) served on the Board for the entire Eligibility Period; and (iv) attended at least 50% of the meetings of the Board during the Eligibility Period. As of January 31, 1997, none of these options had been exercised. In fiscal 1996, 4,000 options were granted under this plan to each of the five non-employee directors now nominated for election. Outstanding options terminate three months after a director's service ends, except in case of the death or permanent disability of such director. The exercise price of all options under this plan is equal to the fair market value of the common stock of the Company as of the close of trading on the date of the grant.

  The Compensation Committee, which during fiscal 1996 consisted of Dr. Grant, Mr. Bowen and Dr. Loyd, considers, approves, and reports to the Board of Directors the compensation to be paid to the officers of the Company, determines the amounts of grants under the Company's stock option plans, and makes recommendations to the Board with respect to the Company's compensation policies. The Compensation Committee held 3 meetings during fiscal 1996.

  The Audit Committee, which during fiscal 1996 consisted of Dr. Loyd, Dr. Grant and Mr. Kirkpatrick, recommends independent public accountants for appointment by the Board of Directors as auditors of the Company and its subsidiaries, reviews and makes recommendations to the Board with respect to the scope of the annual audit of the Company and its subsidiaries, reviews recommendations made by the auditors with respect to the accounting methods used and the adequacy of the Company's internal control structure, advises the Board with respect to such recommendations, and approves non-audit services. The Audit Committee held 1 meeting in fiscal 1996.

                 AMENDMENT OF 1992 EMPLOYEE STOCK OPTION PLAN

  At the Annual Meeting of Stockholders on April 14, 1992, the Stockholders of the Company approved the 1992 Employee Stock Option Plan of TCBY Enterprises, Inc. (the "Plan"). The Plan provides for up to one million (1,000,000) shares to be made available to key employees of the Company and its subsidiaries who render those types of services which tend to contribute materially to the success of the Company and its subsidiaries. The Plan is administered by the Compensation Committee of the Board of Directors, and at the April 12, 1995, and April 17, 1996, Annual Meetings of Stockholders, the Stockholders of the Company authorized at each meeting an additional five hundred thousand (500,000) unissued shares for grant under the terms and conditions of the Plan. Stockholders have thus authorized two million (2,000,000) shares for grant under the Plan since its adoption in 1992. In keeping with the Compensation Committee's philosophy regarding incentive compensation (see section entitled "BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION," below), an additional one million (1,000,000) unissued shares are deemed necessary and are therefore requested to be authorized for grant under the terms and conditions of the Plan. No other amendment is requested. Approval of this Plan amendment requires the affirmative vote of a majority of shares of the Company's common stock present, in person or by proxy, at the Annual Meeting.

  THE BOARD RECOMMENDS A VOTE FOR APPROVAL TO AMEND THE PLAN AS STATED.

  The following is a brief summary of the Plan: The Plan now provides for the granting of options to purchase up to two million shares of the Company's common stock. The Plan is administered by the Board's Compensation Committee whose members are "non-employee directors" within the meaning of federal securities laws.

  The number and kind of shares subject to the Plan would be appropriately adjusted in the event of any change in the capital structure of the Company. Further, the Plan specifically provides that if the Company adopts a dual class of capital stock whereby one class of stock would have voting rights superior to another, then unexercised options would automatically convert to options to acquire the lesser voting stock in number and with such exercise price as determined by the Board's Compensation Committee to be in proportion to the original option grant. Stockholders would have no preemptive rights with regard to shares allotted to the Plan.

  Participants are selected by the Compensation Committee itself upon the recommendation of management. The Compensation Committee determines the number of shares to be optioned to any individual under the Plan. Options vest and become exercisable in the manner and within the periods specified by the Compensation Committee.

  The Board of Directors is able to suspend, terminate, or amend the Plan. The Board is not required to obtain Stockholder approval of any amendment to the Plan except where such approval is necessary to assure the Plan's continued qualification under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), under New York Stock Exchange Rules, or under the Internal Revenue Code of 1986, as amended (the "Code").

  The Plan enables the Company to grant either "incentive stock options" (within the meaning of the Code) or options that are not intended to be "incentive stock options." No options can be granted under the Plan later than April 14, 2002. Any options granted under the Plan must have an exercise period of no more than ten years. No option shall be assignable or transferable by the optionee except by will or by the laws of descent and distribution, and each option is exercisable during the lifetime of an optionee only by such optionee and at death by his heirs, executors, or administrators. The Plan provides that upon termination of employment of the optionee for a cause other than death, disability, or retirement, the rights to exercise the option which have accrued at the date of termination cease, whether or not accrued at the date of termination, unless the Compensation Committee otherwise specifies. In the event of termination of employment due to death, full disability, or retirement, the period of time following the date of such termination in which a subject option may be exercised is three months for "incentive stock options."

  The exercise price per share for each option is and will be not less than the fair market value on the date of grant, determined as prescribed by the Code. It is provided that payment for the portion exercised may be made only in whole at the time of exercise of the option in cash or in the Company's common stock (whether or not owned prior to the exercise date) valued at its fair market value on the exercise date. Proceeds received from optioned shares will be used for general corporate purposes.

  The aggregate fair market value (determined as of the time such option is granted) of the common stock for which any employee may have incentive stock options vest in any calendar year may not exceed $100,000.

  No determination has been made with respect to future recipients of options under the Plan and it is not possible to specify the names or positions of the persons to whom options may be granted, or the number of shares, within the limitations of the Plan, to be covered by such options.

  Under currently applicable provisions of the Code, as amended, an optionee will not be deemed to receive any income for Federal tax purposes upon the grant of any option under the Plan, nor will the Company be entitled to a tax deduction at that time. Upon the exercise of a non-incentive option, the optionee will be deemed to have received ordinary income in an amount equal to the difference between the option price and the market price of the shares on the exercise date. The Company will be allowed an income tax deduction equal to the excess of market value of the shares on the date of exercise over the cost of such shares to the optionee. Upon the exercise of an incentive stock option, there is no income recognized by the optionee at the time of exercise. If the stock is held at least one year following the exercise date and at least two years from the date of grant of the option, the optionee will realize a capital gain or loss upon sale, measured as the difference between exercise price and the sale price. If both of these holding period requirements are not satisfied, ordinary income tax treatment will apply to the amount of gain at sale or exercise, whichever is less. If the actual gain exceeds the amount of ordinary income, the excess will be considered short-term or long-term capital gain depending on how long the shares are actually held. No income tax deduction will be allowed the Company with respect to shares purchased by an optionee upon the exercise of an incentive stock option, provided such shares are held for the required periods as described above. Under the Code, as amended, an option will generally be disqualified from receiving incentive stock option treatment if it is exercised more than three months following termination of employment. However, if the optionee is disabled, such statutory treatment is available for one year following termination. If the optionee dies while employed by the Company or within three months thereafter, the statutory time limit is waived altogether. In no event do these statutory provisions extend the rights to exercise an option beyond those provided by its terms.

               STOCKHOLDER PROPOSAL TO ENGAGE INVESTMENT BANKER

  The following was submitted by Mr. William Steiner, 4 Radcliff Drive, Great Neck, New York 11024 (who is record owner of 800 shares of Common Stock) for consideration by the stockholders of the Company:

                          "Sale or Merger of Company

  "Resolved: that the shareholders of the Company recommend and deem it desirable and in their best interest that the board of directors immediately engage the services of a nationally recognized investment banker to explore all alternatives to enhance the value of the Company. These alternative {sic} should include, but not be limited to, the possible sale, merger or other transaction involving the Company{.}

                             "Supporting Statement

  "In support of the above resolution, the proponent believes that in view of the unacceptable performance of the Company over the past five years, the deplorable stock price, and in my opinion, ineffective management, the board of directors should take immediate action to engage the services of an investment banker to explore all alternatives to enhance the value of the Company{.}

  "I am the founder of the Investors Rights Association of America and it is my opinion that the value of the Company can be enhanced if the above resolution is carried out and the shareholders would at long last be able to salvage meaningful monetary rewards for their patience and long suffering.

  "Nell Minow, a highly acclaimed corporate governance specialist, and principal of the LENS Fund, which specializes in increasing the value of under-performing companies, has stated:

    " "Companies can only justify asking investors to take the risk of investing in equities by delivering a competitive rate of return on the invested capital. When a company's management and board cannot meet that goal, they owe it to their investors to submit themselves to an independent evaluation by an outside firm, to insure that all options are objectively evaluated.

    " "If a company's performance lags over a sustained period, it is time for the shareholders to send a message of no confidence to the board, reminding them that they have to hold management--and themselves--to a higher standard.'

  "I URGE YOUR SUPPORT. VOTE FOR THIS RESOLUTION{.}"

  The foregoing is the verbatim submission of Mr. Steiner. All statements therein are his and neither the management of the Company nor the Board of Directors have verified their accuracy.

                  BOARD OF DIRECTORS' STATEMENT IN OPPOSITION

  The Board of Directors believes that this proposal would not serve the Company's best interests and recommends a vote AGAINST it.

  In June of 1995, the Company engaged Stephens, Inc., a nationally-recognized investment banking firm, to explore the Company's various strategic alternatives with the intention of maximizing stockholder value. Between June, 1995, and December, 1995, the Company's Board of Directors held numerous meetings at which each of the principal strategic alternatives identified by Stephens were explored in detail.

  As a result of this process the Company, on December 1, 1995, announced that its engagement of Stephens had resulted in a determination by the Board of Directors to (a) authorize the repurchase of up to 3 million shares of outstanding TCBY Common Stock (as of November 30, 1996, 1,037,700 shares had been repurchased, and this number has increased by approximately 200,000 since that date), (b) franchise or close Company-owned "TCBY" stores (all but one Company-owned store was franchised or closed in 1996), (c) sell the Carlin Manufacturing subsidiary (efforts are still underway to divest this business),
(d) restructure its organization (operating expenses were reduced 64% in fiscal 1996), and (e) consider alternative methods for the distribution of its retail hard-pack products (the numbers of targeted customers and markets were reduced in 1996, with resulting efficiencies which contributed positively to earnings). The Company's management and Board of Directors believe that the implementation of the foregoing have had positive results on the operations of the Company in fiscal 1996 and contributed directly to the improved performance of the Company in fiscal 1996 (earnings per share of $0.26) over fiscal 1995 (loss per share of $0.83).

  The process, concluded in November, 1995, of exploring all strategic options was expensive, distractive, and time consuming. The Company's management and Board of Directors agree that, in light of these recent actions, duplication of these efforts and expenses, which would be required by Mr. Steiner's proposal, so soon after the conclusion of an identical process would not be in the best interest of stockholders.

  ACCORDINGLY, THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL.

  PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST THE RESOLUTION UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

                                 REMUNERATION

  The following table shows the cash compensation paid by the Company, and its subsidiaries, as well as certain other compensation paid or accrued, during the fiscal years indicated, to each of the most highly compensated executive officers of the Company and its subsidiaries, in all capacities in which they served:

                          SUMMARY COMPENSATION TABLE

                                                                      LONG TERM
                                      ANNUAL COMPENSATION           COMPENSATION
                               --------------------------------- -------------------
                                                                    STOCK
                                                    OTHER ANNUAL   OPTION               ALL OTHER
   NAME AND PRINCIPAL                               COMPENSATION   AWARDS    PAYOUTS   COMPENSATION
        POSITION          YEAR SALARY ($) BONUS ($)    ($)(A)    (IN SHARES)   ($)        ($)(B)
   ------------------     ---- ---------- --------- ------------ ----------- -------   ------------
Frank D. Hickingbotham..  1996  356,598    85,000      57,295(c)    50,000      --        5,207
Chairman and CEO          1995  398,915    30,000         --        48,486      --        5,077
                          1994  412,692    68,475         --        20,000      --        5,077
Herren C. Hickingbotham.  1996  283,006    82,500         --       100,000      --        4,817
President and Chief
 Operating                1995  251,598    30,000         --        33,680    4,925(d)    4,687
Officer                   1994  242,221    40,095         --        32,000      --        4,687
James M. Sahene.........  1996  170,257    35,200         --       100,000      --        4,817
President and Chief
 Operating                1995  148,846    20,000         --        22,500      --        4,687
Officer--TCBY Systems,
 Inc.                     1994  133,615    17,500         --        39,000      --        4,675
William P. Creasman.....  1996  158,997    27,620         --        50,000      --        2,820
Senior Vice President,    1995  149,374    15,044         --        18,999      --        2,581
General Counsel and
 Secretary                1994  143,715    14,420         --        13,000      --        2,488
Jim H. Fink.............  1996  153,716    25,784         --       100,000      --        4,425
Executive Vice President  1995  137,192    14,044         --        22,000      --        3,975
                          1994  113,290    11,500         --        13,000      --        3,230

--------
(a) Amounts not in excess of the lesser of $50,000 or 10% of salary and bonus are not listed.
(b) Represents amounts contributed as matching contributions under the Company's 401(k) Plan and life insurance premiums paid by the Company.
(c) Represents $17,250 paid for tax and accounting services, $26,963 for personal use of corporate aircraft, and the balance in automobile usage and membership dues.
(d) Represents estimated net gain on exercise of 3,468 options to purchase TCBY Common Stock at a price of $3.83 in 1995 (which otherwise would have expired).

                     [THIS SPACE LEFT BLANK INTENTIONALLY]

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table shows all individual grants of stock options to the named executive officers of the Company during the fiscal year ended November 30, 1996:

                                                                         POTENTIAL
                                                                         REALIZABLE
                                  % OF TOTAL                          VALUE AT ASSUMED
                                   OPTIONS                            ANNUAL RATES OF
                                  GRANTED TO                               STOCK
                          OPTIONS EMPLOYEES    EXERCISE              PRICE APPRECIATION
                          GRANTED IN FISCAL     PRICE     EXPIRATION        FOR
          NAME            (#)(A)     1996    ($/SHARE)(B)    DATE       OPTION TERM
          ----            ------- ---------- ------------ ---------- ------------------
                                                                     10%($)(C) 5%($)(C)
                                                                     --------- --------
Frank D. Hickingbotham..  50,000    10.00%     $4.8125    04/17/2006 $151,594  $382,594
Herren C. Hickingbotham.  50,000    17.24%        4.25    03/15/2006  133,875   337,875
                          50,000    10.00%      4.8125    04/17/2006  151,594   382,594
James M. Sahene.........  50,000    17.24%        4.25    03/15/2006  133,875   337,875
                          50,000    10.00%      4.8125    04/17/2006  151,594   382,594
William P. Creasman.....  25,000     8.62%        4.25    03/15/2006   66,938   168,938
                          25,000     5.00%      4.8125    04/17/2006   75,797   191,297
Jim H. Fink.............  50,000    17.24%        4.25    03/15/2006  133,875   337,875
                          50,000    10.00%      4.8125    04/17/2006  151,594   382,594

--------
(a) The options become exercisable in 4 equal annual installments (see "Compensation Elements," below) beginning one year after the date of grant assuming continued employment with the Company or its subsidiaries.

(b) The exercise price reflects the fair market value of the Company's Common Stock on the date of grant. Currently, the exercise price may be paid in cash or in shares of the Company's Common Stock having a fair market value on the date of exercise equal to the aggregate option price. Any obligation to pay federal or state withholding taxes must be paid in cash.

(c) As required by rules of the Securities and Exchange Commission, potential values stated are based on the prescribed assumption that the Company's Common Stock will appreciate in value from the date of grant to the end of the option term (ten years from the date of grant) at annualized rates of 5% and 10% (total appreciation of 63% and 159%), respectively, and therefore are not intended to forecast possible future appreciation, if any, in the price of the Company's Common Stock.

             AGGREGATED OPTIONS EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES

  The following table provides information concerning unexercised options held by the named executive officers as of the fiscal year end of the Company, November 30, 1996:

                                       NUMBER                NUMBER
              NAME(A)                EXERCISABLE VALUE(B) UNEXERCISABLE VALUE(B)
              -------                ----------- -------- ------------- --------
Frank D. Hickingbotham..............   56,743      $-0-       89,243      $-0-
Herren C. Hickingbotham.............   68,625       -0-      137,090       -0-
James M. Sahene.....................   51,678       -0-      134,500       -0-
William P. Creasman.................   37,920       -0-       69,250       -0-
Jim H. Fink.........................   35,905       -0-      121,250       -0-

--------
(a) For options exercised by any named executive during fiscal 1996, see Summary Compensation Table.
(b) This represents the aggregate of the increases, if any, from the grant prices to the closing price of common stock of the Company on December 2, 1996 ($4.25).

                            EMPLOYMENT ARRANGEMENTS

  Currently there are no employment agreements between any executive officer of the Company and the Company.

  Messrs. Herren Hickingbotham, Sahene, Creasman, and Fink each, as well as certain other officers of the Company, have entered into change of control agreements with the Company in which a multiple (2.99; other officers have the same or lower multiple) of the average of the immediately preceding five year's annual includable compensation will be paid to them upon an involuntary termination of employment for either (i) a one year period following a change of control of the Company or (ii) a voluntary termination of employment between the 90th day following up to the anniversary date of a change of control. "Change of control" is defined in the agreements. Any payments under these agreements are expressly limited by so called "safe harbor" provisions of Section 280G of the Internal Revenue Code of 1986 and the regulations promulgated thereunder.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. At fiscal 1996 year end, the Compensation Committee was comprised of Dr. Daniel R. Grant, Mr. William H. Bowen, and Marvin D. Loyd, all of whom are nonemployee directors of the Company. The Compensation Committee establishes policies relating to the compensation of executive officers, approves management's recommendations on executive compensation amounts, and oversees the administration of the Company's employee benefit plans.

  Set forth below is the Compensation Committee's report which describes the components of the Company's executive compensation program for fiscal 1996 and the underlying policies upon which compensation determinations were based.

                             COMPENSATION POLICIES

  The goal of the Company's compensation policy is to ensure that executive compensation is related to and supports the Company's overall objective of enhancing shareholder value. To achieve this goal the following objectives have been adopted by the Compensation Committee as guidelines for compensation decisions:

  . Provide a competitive compensation package that enables the Company to attract and retain key executives;

  .Relate compensation to past and anticipated individual and Company performance; and

  .Align employees' interests with the interests of shareholders by encouraging executive stock ownership.

                             COMPENSATION ELEMENTS

  The Committee believes that the above objectives are obtained by combining cash and equity based compensation. For fiscal 1996, the Company's compensation program consisted of (i) base salary, adjusted from the prior year; (ii) performance-based bonuses based upon the Company's performance;
(iii) stock option grants under the Company's 1992 Employee Stock Option Plan, and (iv) matching contributions under the Company's deferred compensation plan.

  BASE SALARY. Executives' base salary levels are reviewed annually to determine whether they are near the median range of persons holding comparable positions at companies engaging in similar businesses of similar size and complexity and whether they fairly compensate executives for past and anticipated efforts. Various salary studies reviewed by the Compensation Committee indicate that the executive officers of the Company generally are paid at or below the median salary of all executives performing similar functions at companies engaged in similar businesses of similar size. Individual salaries are based upon past and anticipated individual performance, level and scope of responsibility, and experience within a competitive salary range in line with the pay practices of similarly situated companies. Base salaries for executives increased moderately during fiscal 1996, as was the case in fiscal 1995 and fiscal 1994. This occurred despite increased responsibilities for most members of management as the effect of Company staff reductions continued during this period. The Compensation Committee believes that such salaries were competitive within a range that the Committee believes to be reasonable and necessary to accomplish the Company's compensation objectives.

  CASH BONUSES. In prior fiscal years the Compensation Committee determined whether to award bonuses to executive officers based upon their individual performances and the performance of the Company. For fiscal 1994, 1995, and 1996 the Compensation Committee adopted the Company's general bonus program for all executive and other officers of the Company. Bonus participation was set at a percentage of base salary for each full-time employee of the Company by the Company's internal salary administration committee, and in the case of executives and officers by the Compensation Committee; the percentage assigned to the position was determined in all cases based upon the relative value to the Company of the work to be performed by the employee holding such position. In fiscal years prior to 1994 the bonus participation assigned was attainable in four equal parts by each employee: (i) individual performance, as determined by the employee's immediate supervisor or Compensation Committee, in the case of the executive officers of the Company; (ii) departmental or group performance, as determined with reference to the financial plan for that department or group established and approved prior to commencement of the fiscal year; (iii) subsidiary or division performance, also as determined with reference to the financial plan for that subsidiary or division established prior to commencement of the fiscal year; and (iv) overall Company performance, also as determined with reference to the financial plan for the Company. In fiscal 1994 the general bonus program was modified (a) by deleting the fourth component (overall Company performance) for every full-time employee and then evenly reallocating the total bonus percentage among the remaining three components of the plan and (b) by rewriting the plan for executive officers to base half of an officer's bonus on the third element of the plan (subsidiary or division performance) and half on the fourth element of the plan (overall Company performance). For fiscal 1995, the same general bonus program continued as it did in fiscal 1994, but for executive officers half of an officer's bonus was based on subsidiary or division performance and half was granted in the beginning of the fiscal year in the form of stock option grants in amounts determined by the Compensation Committee; for these options, vesting occurs over a two-year period in equal installments as opposed to over a four-year period normally granted for stock options. For fiscal 1996 bonus participation for employees in general was attainable in only two parts: (a) 50% was dependent upon the employee's departmental or group performance, as determined with reference to the financial plan for that department or group established and approved prior to commencement of the fiscal year, and (b) 50% was dependent upon the overall Company performance, also determined with reference to the financial plan for the Company. Executive officers of the Company had their bonus participation made attainable, and completely dependent upon, the Company's meeting or exceeding the financial plan of the Company for fiscal 1996. For fiscal 1994, the Company failed to achieve its goal as set in its financial plan, so executive officers' eligibility for bonus payments was limited to fifty percent (50%) conditioned upon an executive officer's subsidiary or division performance. Subsidiary and division performance goals were met for fiscal 1995 only partially in some cases. For fiscal 1996 the Company met its overall financial plan goal of $0.26 earnings per share, and full bonus payments were made for executive officers accordingly.

  STOCK OPTIONS. The Compensation Committee strongly believes that the interests of shareholders and executives become more closely aligned when such executives are provided an opportunity to acquire a proprietary interest in the Company through ownership of the Company's common stock. Accordingly, key employees of the Company, including executive officers, as part of their overall compensation package, are eligible for participation in the Company's Employee Stock Option Plan, whereby they are granted options to purchase shares of the Company's Common Stock in the future at a price specified at time of grant. Stock options are granted at no less than fair market value on the date of grant, and are exercisable in four annual installments beginning one year after the date of grant. Because no benefit is received unless the Company's stock price performs favorably, awards under the stock option plan are intended to provide incentives for executive officers to enhance long-term corporate performance, as reflected in stock price appreciation, thereby increasing shareholder value. Individual stock option grants are determined after considering a number of factors such as individual performance, Company performance, and the relative mix of cash and non-cash compensation. During fiscal 1996, options to purchase a total of 612,000 shares were granted to executive officers at prices of $4.25 and $4.8125 per share.

  DEFERRED COMPENSATION. The Company has adopted a broad-based pre-tax savings plan (the "401(k) Plan") to provide a means for eligible employees to defer a portion of their compensation and encourage savings to provide additional financial security for the future. While the Compensation Committee considers this to be an important element of its employees' compensation package, Company contributions under the 401(k) Plan are fixed in accordance with employee contributions and therefore are not directly tied to individual or corporate performance.

                               CEO COMPENSATION

  Mr. Frank D. Hickingbotham has been Chairman and Chief Executive Officer of the Company since its inception. As with other executive officers, Mr. Hickingbotham's compensation package has been designed to encourage short and long-term performance in line with the stockholder interests. The Compensation Committee believes that Mr. Hickingbotham's base salary is reflective of his position and responsibility, and various salary surveys reviewed by the Compensation Committee indicate that he is paid comparably to chief executive officers of companies of similar size. Mr. Hickingbotham's 1996 salary was determined based upon the factors considered in determining the base salary for all executives.

  In accordance with the Company's overall policy with regard to and treatment of cash bonuses in fiscal 1996, Mr. Hickingbotham received a bonus of $85,000. In keeping with the Company's goal of linking executive compensation to the creation of shareholder value, in fiscal 1996 Mr. Hickingbotham was granted stock options to purchase 50,000 shares of the Company's Common Stock. In granting such options, the Compensation Committee considered Mr. Hickingbotham's level and scope of responsibility, contributions to the Company, and the extent to which such options were being granted in lieu of other cash-based compensation.

                                    SUMMARY

  The Compensation Committee believes that the combination of base salary and bonuses based upon individual and corporate performance in conjunction with equity based compensation linking executives interests with the interests of the Company's shareholders, provides a competitive program which reflects the Company's compensation policies described above. The Committee further believes that these policies are specifically reflected in fiscal 1996 compensation levels.

                            COMPENSATION COMMITTEE:

               Daniel R. Grant, William H. Bowen, Marvin D. Loyd

                               PERFORMANCE GRAPH

  The following performance graph compares the performance of the Company's Common Stock to the Dow Jones Equity Market Index and Dow Jones Consumer Cyclical Sector Entertainment & Leisure-Restaurants Index for the last five years beginning November 30, 1991 and ending November 30, 1996. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at November 30, 1991 and that all dividends, if any, were reinvested.

     The performance graph in this space has a vertical axis indicating Dollars and is numbered in units of 50 from 50 to 350; the horizontal axis indicates dates of each November 30 from 1991 to 1996. The three lines appearing in the graph represent the performance of TCBY Enterprises, Inc., common stock, the Dow Jones Consumer Cyclical Sector Entertainment & Leisure-Restaurants Index, and the Dow Jones Equity Market Index; each of the three lines start at a value of $100 on November 30, 1991. The TCBY Enterprises, Inc. line moves to $90 on 11/30/92, $125 on 11/30/93, $120 on 11/30/94, $99 on 11/30/95, and $100 on
11/30/96. The Dow Jones Consumer Cyclical Sector Entertainment & Leisure-Restaurants Index line moves up to $142 on 11/30/92, $166 on 11/30/93, $154 on 11/30/94, $222 on 11/30/95, and $318 on 11/30/96. The Dow Jones Equity
Market Index line moves to $119 on 11/30/92, $131 on 11/30/93, $132 on 11/30/94,
$182 on 11/30/95, and $324 on 11/30/96.


                              CERTAIN TRANSACTIONS

  The Company in fiscal 1996 engaged Brooks-Pollard Co., Inc., a marketing consulting firm of which Mr. Hugh H. Pollard is Chief Executive Officer, to advise and assist the Company in its public relations efforts. The Company paid to Brooks-Pollard Co., Inc. approximately $75,000 primarily for consultation services in fiscal 1996.

  The Company's health plans administrator, Spradley & Coker, Inc., was acquired by Healthsource Arkansas Ventures, Inc., in 1993. Mr. William H. Bowen was President and Chief Executive Officer of the acquiring company and served in such capacity until July, 1995, and is currently a member of its board of directors. In fiscal 1996, the Company paid fees of approximately $57,000 to Spradley & Coker.

  The Company contracts with Quality Foods, Inc., of which Mr. Don O. Kirkpatrick is President and Chief Executive Officer, for certain foodservice distribution, primarily within the State of Arkansas in connection with deliveries to accounts of TCBY Systems, Inc. The value of goods handled by Quality Foods for TCBY Systems, Inc. was approximately $437,000 in fiscal 1996, and Quality Foods, Inc. derived fees therefrom consistent with industry standards.

  During fiscal 1996, the Company used the services of First Commercial Bank, which is owned by First Commercial Corporation, on the Board of Directors of which currently serve Mr. William H. Bowen and Mr. Frank D. Hickingbotham; the Company has had and continues to have a banking relationship primarily involving depository accounts and other normal and customary commercial accounts with First Commercial Bank.

  On October 2, 1995, 15 Company-owned TCBY stores were sold or otherwise divested to three separate franchisee groups each comprised of an individual and a corporation; the corporations in each transaction are owned indirectly by Mr. F. Todd Hickingbotham. In the aggregate the franchisee groups paid the Company $1,065,000 by way of promissory notes; the Company paid the three franchise groups an aggregate of $130,000 in fiscal 1996 as fees for managing underperforming stores over the course of operating agreements entered into in connection with the sales transaction. The sales prices were determined by multiplying cash flow for each store by a weighted factor which was itself dependent upon the historic performance of the store, and management fees were determined with reference to historic and anticipated cash flow deficits and fixed so as to place each such store in a break even position for the remaining term of that store's lease for its premises. The person determining the sales price or management fee to be paid for each store pursuant to these principles was Mr. Gene H. Whisenhunt, Executive Vice President and Chief Financial Officer of the Company. Mr. F. Todd Hickingbotham's corporations continue to be current on their notes, franchise agreements, and assigned leases. One of Mr. F. Todd Hickingbotham's companies currently leases office space located at an office building (the Company's former headquarters) owned by the Company and leased to various businesses not affiliated with the Company; the lease to Mr. F. Todd Hickingbotham's corporation is at market rates and comparable to rates paid by other tenants not affiliated with the Company.

                                   AUDITORS

  Representatives of Ernst & Young LLP, the Company's auditors, are expected to be present at the meeting and will be available to respond to questions and may make a statement if they so desire.

                    STOCKHOLDER PROPOSALS FOR NEXT MEETING

  Any proposal which a stockholder intends to present at the annual meeting of stockholders in 1998 must be received by the Company by October 28, 1997, in order to be eligible for inclusion in the proxy statement and proxy form relating to such meeting.

                           EXPENSES OF SOLICITATION

  The cost of soliciting proxies will be borne by the Company. Solicitations may be made by officers, directors, and employees of the Company personally or by mail, telephone, telegraph, or other similar means of communication; provided that solicitation by such persons is made on a part time basis and no special compensation, other than actual expenses incurred, will be paid.

                                   IMPORTANT

  All stockholders are cordially invited to attend the meeting in person. If you cannot be present at the meeting, please sign and date the enclosed Proxy and mail it PROMPTLY in the enclosed self-addressed envelope. No postage need be affixed if mailed in the United States.

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE



   ---------------------------
      TCBY ENTERPRISES, INC.
   ---------------------------


RECORD DATE SHARES:








Please be sure to sign and date    -------------
this Proxy.                        | Date      |
------------------------------------------------
|                                              |
|                                              |
--Stockholder sign here----Co-owner sign here---



1. The election as directors of all nominees listed (except as marked to the contrary below).
                                                                With-   For All
        William H. Bowen, Daniel R. Grant,               For    Hold    Except
F. Todd Hickingbotham, Frank D. Hickingbotham,           ---     ---      ---
  Herren C. Hickingbotham, Don O. Kirkpatrick,           | |     | |      | |
        Marvin D. Loyd, Hugh H. Pollard                  | |     | |      | |
                                                         ---     ---      ---

INSTRUCTION: To withhold your vote from any individual nominee, mark the "For All Except" box and strike a line through that nominee's name in the list above.


2. The amendment of the 1992 employee stock option       For   Against  Abstain
plan (increasing authorized shares by 1,000,000).        ---     ---      ---
                                                         | |     | |      | |
                                                         | |     | |      | |
                                                         ---     ---      ---

                                                         ---     ---      ---
3. Stockholder Proposal to engage investment banker.     | |     | |      | |
                                                         | |     | |      | |
                                                         ---     ---      ---

4. To transact such other business as may properly come before the meeting.


   Mark box at right if an address change or comment has been noted       ---
   on the reverse side of this card                                       | |
                                                                          | |
                                                                          ---


DETACH CARD                                                          DETACH CARD

                            TCBY ENTERPRISES, INC.

The undersigned hereby appoints FRANK D. HICKINGBOTHAM, HERREN C. HICKINGBOTHAM and GENE H. WHISENHUNT, and each of them, proxies with power of substitution and revocation, acting by majority of those present and voting, or if only one is present and voting then that one, to vote the shares of stock of TCBY ENTERPRISES, INC. which the undersigned is entitled to vote, at the annual meeting of stockholders to be held in Little Rock, Arkansas, on Thursday, April 17, 1997 at 10:00 a.m., Little Rock time, and at any adjournment thereof, with all the powers the undersigned would possess if present.

"THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TCBY ENTERPRISES, INC. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 and AGAINST PROPOSALS 2 and 3."

The undersigned hereby revokes any proxy or proxies heretofore given to vote such shares and appoints the aforementioned proxies to vote as set forth at said meeting or at any adjournment thereof.


--------------------------------------------------------------------------------
| PLEASE VOTE, DATE, AND SIGN ON REVERSE AND RETURN PROMPTLY USING THE ENCLOSED| | ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. |
|------------------------------------------------------------------------------|
| Please sign exactly as name appears on this proxy including, where proper,   |
|              official position or representative capacity.                   |
--------------------------------------------------------------------------------


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